Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-229951

Thermo Fisher Scientific Inc.

$700,000,000 1.750% Senior Notes due 2028 (the “2028 Notes”)

$1,200,000,000 2.000% Senior Notes due 2031 (the “2031 Notes”)

$1,200,000,000 2.800% Senior Notes due 2041 (the “2041 Notes”)

August 9, 2021

Pricing Term Sheet

Issuer:	Thermo Fisher Scientific Inc.

Securities:	1.750% Senior Notes due 2028 2.000% Senior Notes due 2031 2.800% Senior Notes due 2041

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 (Stable) / BBB+ (Positive) / BBB+ (Stable)

Aggregate Principal Amount:	2028 Notes: $700,000,000 2031 Notes: $1,200,000,000 2041 Notes: $1,200,000,000

Stated Maturity Date:	2028 Notes: October 15, 2028 2031 Notes: October 15, 2031 2041 Notes: October 15, 2041

Issue Price:	2028 Notes: 99.952% of the principal amount 2031 Notes: 98.827% of the principal amount 2041 Notes: 99.508% of the principal amount

Coupon (Interest Rate):	2028 Notes: 1.750% per annum 2031 Notes: 2.000% per annum 2041 Notes: 2.800% per annum

Yield to Maturity:	2028 Notes: 1.757% 2031 Notes: 2.129% 2041 Notes: 2.832%

Benchmark Treasury:	2028 Notes: UST 1.000% due July 31, 2028 2031 Notes: UST 1.625% due May 15, 2031 2041 Notes: UST 2.250% due May 15, 2041

Benchmark Treasury Price and Yield:	2028 Notes: 99-09 / 1.107% 2031 Notes: 102-22+ / 1.329% 2041 Notes: 106-01+ / 1.882%

Spread to Benchmark Treasury Yield:	2028 Notes: +65 basis points 2031 Notes: +80 basis points 2041 Notes: +95 basis points

Interest Payment Dates:	April 15 and October 15 of each year, beginning on April 15, 2022

Make-Whole Call:	2028 Notes: +10 basis points (prior to August 15, 2028) 2031 Notes: +15 basis points (prior to July 15, 2031) 2041 Notes: +15 basis points (prior to April 15, 2041)

Par Call:	2028 Notes: On or after August 15, 2028 2031 Notes: On or after July 15, 2031 2041 Notes: On or after April 15, 2041

CUSIP / ISIN:	2028 Notes: 883556 CK6 / US883556CK68 2031 Notes: 883556 CL4 / US883556CL42 2041 Notes: 883556 CM2 / US883556CM25

Trade Date:	August 9, 2021

Settlement Date:	August 23, 2021 (T+10); under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to the Settlement Date will be required, by virtue of the fact that the notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Joint Book-Running Managers:

Barclays Capital Inc.

Morgan Stanley & Co. LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.
AmeriVet Securities, Inc.
Blaylock Van, LLC

BNY Mellon Capital Markets, LLC

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

RBC Capital Markets, LLC
R. Seelaus & Co., LLC

Scotia Capital (USA) Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Credit ratings are subject to change depending on financial and other factors.

The offering is being made pursuant to an effective registration statement on Form S-3 (including a prospectus) filed with the U.S. Securities and Exchange Commission (the “SEC”). Before you invest, you should read the prospectus in that registration statement, the prospectus supplement related to the offering and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the joint book-running managers can arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, BofA Securities, Inc. toll-free at 1-800-294-1322 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.